Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES VISUDYNE® SALES FOR SECOND QUARTER OF 2007

For Immediate Release	July 17, 2007
VANCOUVER, CANADA—QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that Novartis AG announced global sales of QLT’s Visudyne® (verteporfin) product of US$59.3 million for the quarter ended June 30, 2007. This represents a decrease of 37.8% over sales in the second quarter of 2006 and a 3.1% decline compared to the first quarter of 2007. Visudyne sales in the U.S. for the quarter were approximately US$10.3 million, representing 17% of total sales for the quarter.
QLT will release its full financial results on Thursday, July 26, 2007, at 7:30 a.m. Eastern Time (ET).
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.
Conference call information
QLT Inc. will hold an investor conference call to discuss second quarter 2007 results on Thursday, July 26 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 3471, followed by the “#” sign.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
The Visudyne® sales figures in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results. Certain statements in this press release constitute “forward-looking” statements and information of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements and information are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.